Exhibit 99.1

Coram Emerges From Reorganization

For More Information Contact:
Gerald J. Kovalic
Vice President, Marketing
303-672-8726

Denver, CO, December 2, 2004 — Arlin M. Adams, the Chapter 11 Trustee for the Bankruptcy Estates of Coram Healthcare Corporation and its wholly-owned subsidiary, Coram, Inc., today announced that his Second Amended Joint Plan of Reorganization, as modified, became effective on December 1, 2004. As a result, Coram Healthcare Corporation filed a certificate of dissolution with the State of Delaware on December 1, 2004 and will now proceed toward winding-up its affairs. The reorganized Coram, Inc. has emerged from bankruptcy with Goldman Sachs Credit Partners, L.P., Wells Fargo Foothill, Inc. and Cerberus Partners, L.P., collectively to receive 100% of the equity interests in exchange for (i) cancellation of their previously held Coram, Inc. preferred stock and remaining outstanding unsecured indebtedness, and (ii) a $56.0 million contribution to the Bankruptcy Estates of Coram Healthcare Corporation and Coram, Inc. in the form of cash and the assumption of financial responsibility under a settlement agreement among the companies and the Internal Revenue Service.

In accordance with the terms of the Chapter 11 Trustee’s Second Amended Joint Plan of Reorganization, all outstanding shares of Coram Healthcare Corporation (CRHEQ.OB) common stock are deemed cancelled and extinguished as of December 1, 2004, the effective date. In addition, trading of Coram Healthcare Corporation common stock on the Over the Counter Bulletin Board (the “OCBB”) maintained by the National Association of Securities Dealers, Inc. (“NASD”) ceased as of the close of business on December 1, 2004. Each holder of cancelled and extinguished Coram Healthcare Corporation common stock will be entitled to receive a distribution equal to its pro rata share of any remaining cash balance after the payment of all allowed administrative, priority and unsecured claims, retention of $10.0 million cash working capital, plus any net future proceeds from certain litigation claims which have been brought or may be filed by the Chapter 11 Trustee on behalf of the

Bankruptcy Estates, after payment of interest only at the federal post-judgment rate on the claims of unsecured creditors.

The new Board of Directors of reorganized Coram, Inc. consists of Robert H. Fish, Curtis Lane and Steven L. Volla. Reorganized Coram, Inc. continues to operate under prior existing management.

“The path to our reorganization has been a long and sometimes arduous, one but Coram’s management and employees never lost sight of their mission along the way,” said Allen J. Marabito, Principal Executive Officer of Coram Healthcare. “I want to thank our patients, customers, suppliers, employees and all healthcare professionals who supported us through this protracted process.”

“We are proud that through the entire reorganization proceeding, Coram provided the best specialized home infusion care available anywhere,” Marabito continued. “We maintained high quality care, we maintained excellent working relationships with our vendors and suppliers and we continued the Coram tradition of excellence in all aspects of our business all the while growing significantly during this time. None of this would have been possible without the hard work and dedication of our more than 2,300 full-time equivalent employees across the nation and in Canada. They went through a lot and always put service to our patients and our customers first in everything they did.”

“I want to give a special thanks to our Chapter 11 Trustee, The Honorable Arlin M. Adams and his legal team at Schnader Harrison Segal & Lewis for permitting all of us to focus on the business of providing superior patient care in the home and enabling Coram to emerge as the national leader in specialized home infusion services.”

About Coram

Coram Healthcare provides specialized home infusion therapies and services though its more than 70 branches throughout the U.S. and in Canada. The company provides infusion services in the areas of parenteral and enteral nutrition, hemophilia and blood products, anti-infective services, pain and symptom management, care for transplant patients and a number of disease-specific therapies. Coram also provides respiratory care and DME services, and through its subsidiaries CTI Network, Inc. and SoluNet LLC clinical research services and hospital outsource compounding services respectively.

For 25 years, Coram and its predecessor companies have provided high quality specialized home infusion care to patients throughout the United States and Canada. The company is proud of its experience in bringing successful care to even the most complex home infusion patients. For more information, please go to http://www.coramhc.com.

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